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                                                           OMB APPROVAL
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                                                  OMB Number:          3235-0287
+--------+                                        Expires:    September 30, 1998
| FORM 4 |                                        Estimated average burden
+--------+                                        hours per response ....... 0.5
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1.Name and Address of Reporting Person

  Walske                          Steve
  ------------------------------------------------------------------------------
      (Last)                      (First)                        (Middle)

  c/o Parametric Technology Corp
      128 Technology Drive
  ------------------------------------------------------------------------------
                                 (Street)

  Waltham                          MA                              02154
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      (City)                      (State)                           (Zip)


2.Issuer Name and Ticker or Trading Symbol    Object Design, Inc. ("ODIS")
                                           -------------------------------------

3.IRS or Social Security Number of Reporting Person (Voluntary)
                                                                ----------------

4.Date of Event Requiring Statement (Month/Day/Year)               03/14/99
                                                                ----------------

5.If Amendment, Date of Original (Month/Day/Year)
                                                 -------------------------------

6.Relationship of Reporting Person to Issuer (Check all applicable)

  [X] Director    [ ] Officer             [ ] 10% Owner    [ ] Other
                      (give title below)                       (specify below)

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7.Individul or Joint/Group Filing (Check Applicable Line)

  [X] Form filed by one reporting person

  [ ] Form filed by more than one reporting person

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
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                                               TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)
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Common Stock                    03/14/99  M           12,000      A        $3.50             -0-
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Common Stock                    03/14/99  S           12,000      D        $6.083            -0-
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Common Stock                    03/15/99  M           21,000      A        $ .50             -0-
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Common Stock                    03/15/99  S           21,000      D        $5.726            -0-
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Common Stock                    03/16/99  M           11,500      A        $ .50             -0-
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Common Stock                    03/16/99  S           11,500      D        $5.625            -0-
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Common Stock                    03/16/99  M            3,500      A        $5.31             -0-
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Common Stock                    03/16/99  S            3,500      D        $5.625            -0-
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.              Page 1 of 2
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                   SEC 1474 (7-96)

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-    7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and      of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration       Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date             (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                            Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                  ity
                             Security                            and 5)                                                  (Instr. 5)
                                                                               -----------------------------------
                                                                               Date      Expira-               Amount or
                                                    -------------------------- Exer-     tion        Title     Number of
                                                    Code  V     (A)    (D)     cisable   Date                  Shares
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Employee Stock Option        $3.50      3/14/99      M               12,000   3/17/94(1)  3/16/04    Common     12,000
   (Right to Buy)                                                                                    Stock
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Employee Stock Option        $ .50      3/15/99      M               21,000  11/07/95(2)  11/06/05   Common     21,000
   (Right to Buy)                                                                                    Stock
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Employee Stock Option        $ .50      3/16/99      M               11,500  11/07/95(2)  11/06/05   Common     11,500
   (Right to Buy)                                                                                    Stock
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Employee Stock Option        $5.31      3/16/99      M                3,500   5/27/98(3)  5/027/08   Common      3,500
   (Right to Buy)                                                                                    Stock
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
9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

     -0-                      D
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     -0-                      D
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     -0-                      D
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     -0-                      D
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Explanation of Responses:

(1) Option vested 25% on date of grant and 25% on each of the first three anniversaries of the date of grant.

(2) Option vests one third on each of the first three anniversaries of the date of grant.

(3) Option veste upon date of grant.

                                                                                            /s/Steve Walske                 04/09/99
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.  ------------------------------- --------
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                **Signature of Reporting Person   Date

                                                                                            BY:  Steve Walske
                                                                                                 Director

Note: File three copies of this Form, one of which must be manually signed.                                              Page 2 of 2
  If space provided is insufficient, see Instruction 6 for procedure.                                                SEC 1474 (7-96)